MANAGED PORTFOLIO SERIES

FIRST AMENDMENT TO THE OPERATING EXPENSES LIMITATION AGREEMENT

THIS FIRST AMENDMENT dated as of the 23rd day of February, 2022, to the Operating Expenses Limitation Agreement, dated as of the 13th day of September 2017, as amended, (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and Principal Street Partners, LLC, a Delaware limited liability company (“Adviser”).

WITNESSETH:

WHEREAS, the Trust and the Adviser have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement for the purpose of reflecting changes to (i) the name of the Adviser from “Green Square Asset Management, LLC” to “Principal Street Partners, LLC”; and (ii) the name of the “Green Square Tax Exempt High Income Fund” to “Principal Street High Income Municipal Fund”; and

WHEREAS, the parties desire to amend the Agreement to incorporate a newly created series of the Trust, Principal Street Short Term Municipal Fund.

NOW, THEREFORE, the parties agree to amend and restate Appendix A as attached hereto.

MANAGED PORTFOLIO SERIES on behalf of the series listed on Appendix A		PRINCIPAL STREET PARTNERS, LLC
By:	/s/ Brian R. Wiedmeyer	By:	/s/ James A. West
Name:	Brian R. Wiedmeyer	Name:	James A. West
Title:	President and Principal Executive Officer	Title:	Chief Executive Officer

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Appendix A

Series of Managed Portfolio Series	Operating Expense Limit as a Percentage of Average Daily Net Assets
Principal Street High Income Municipal Fund	0.73%
Principal Street Short Term Municipal Fund	0.70%

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